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                                                                    EXHIBIT a(4)

                              WARBURG, PINCUS TRUST

                            Certificate of Amendment

       The undersigned, being the Vice President and Secretary of Warburg, Pincus Trust, a trust with transferable shares of the type commonly called a Massachusetts business trust (hereinafter referred to as the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Agreement and Declaration of Trust, dated March 15, 1995 (the "Declaration of Trust"), and by the action of the Trustees of the Trust at a meeting duly held on February 3, 2000, the Declaration of Trust is hereby amended as follows:

              Section 6.2 of the Declaration of Trust is hereby amended to change the name of the Growth & Income Portfolio of the Trust to be the "Value Portfolio" effective as of May 1, 2000.

       IN WITNESS WHEREOF, the undersigned has set his/her hand and seal this 8th day of March, 2000.

                                              /s/Hal Liebes
                                              -------------
                                              Hal Liebes
                                              Vice President and Secretary

                                 ACKNOWLEDGMENT

STATE OF NEW YORK   )
                    ) ss.
COUNTY OF NEW YORK  )

March 8, 2000

       Then personally appeared the above-named Hal Liebes and acknowledged the foregoing instrument to be his free act and deed.

Before me

Joseph A. Messing
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Notary Public

My commission expires:
                       -------------

Joseph A. Messing
Notary Public, State of New York
         No. 5002535
Qualified in Westchester County
Commission Expires October 5, 2000